As filed with the Securities and Exchange Commission on June 21, 2007.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Blackstone Group L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-8875684
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

345 Park Avenue

New York, New York 10154

Telephone: (212) 583-5000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

The Blackstone Group L.P. 2007 Equity Incentive Plan

(Full Title of the Plan)

Robert L. Friedman

Chief Legal Officer

The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Telephone: (212) 583-5000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua Ford Bonnie

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per Unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Units Representing Limited Partner Interests	163,000,000 Common Units	$31.00	$5,053,000,000	$155,127

(1)             Covers common units representing limited partner interests in The Blackstone Group L.P. (“Common Units”) under The Blackstone Group L.P. 2007 Equity Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, an indeterminate amount of additional Common Units that may be offered and issued to prevent dilution resulting from unit splits, unit distributions or similar transactions.

(2)             Calculated pursuant to Rule 457(h) based on a price of $31.00 per Common Unit, which is the high-point of the estimated price range per Common Unit for the Registrant’s initial public offering of Common Units pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-141504).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in The Blackstone Group L.P. 2007 Equity Incentive Plan (the “Plan”) covered by this Registration Statement as required by Rule 428(b)(1).  Such documents are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by The Blackstone Group L.P. (the “Partnership”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)                The Partnership’s Prospectus dated on or about June 21, 2007 to be filed pursuant to Rule 424(b) of the Securities Act (Registration No. 333-141504) (the “Prospectus”); and

(b)               The Partnership’s Registration Statement on Form 8-A (File No. 001-33551), filed on June 19, 2007.

All documents that the Partnership subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

The section of the Prospectus entitled “Material Provisions of The Blackstone Group L.P. Partnership Agreement—Indemnification” discloses that the Partnership will generally indemnify its general partner, officers, directors and affiliates of the general partner and certain other specified persons to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

The Partnership currently maintains liability insurance for directors and officers of its general partner. Such insurance would be available to directors and officers in accordance with its terms.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit

Number                  Description of Document

Exhibit Number	Description of Document
4.1

Certificate of Limited Partnership of The Blackstone Group L.P. (incorporated by reference to Exhibit 3.1 of the Partnership’s Registration Statement on Form S-1 filed March 22, 2007 (File No. 333-141504)).

4.2	Form of Amended and Restated Agreement of Limited Partnership of The Blackstone Group L.P. (incorporated by reference to Appendix A to the Prospectus).
4.3

Form of The Blackstone Group L.P. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 of Amendment No. 3 of the Partnership’s Registration Statement on Form S-1 filed on June 4, 2007 (File No. 333-141504)).

5.1	Opinion of Simpson Thacher & Bartlett LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages to this Registration Statement).

Item 9.        Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)                      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S—8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and (B) paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on  and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)                      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on June 21, 2007.

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C, its general partner

By:	/s/ Michael A. Puglisi
Name: Michael A. Puglisi
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the general partner of Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Stephen A. Schwarzman, Hamilton E. James, Michael A. Puglisi and Robert L. Friedman, and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 21st day of June, 2007.

Signature	Title

/s/ Stephen A. Schwarzman	Chairman and Chief Executive Officer and Director
Stephen A. Schwarzman	(principal executive officer)

/s/ Peter G. Peterson	Director
Peter G. Peterson

/s/ Hamilton E. James	Director
Hamilton E. James

/s/ J. Tomilson Hill	Director
J. Tomilson Hill

/s/ Michael A. Puglisi	Chief Financial Officer
Michael A. Puglisi

/s/ Dennis J. Walsh	Principal Accounting Officer
Dennis J. Walsh